Exhibit (a)(8)

NAVISTAR INTERNATIONAL CORPORATION 4201 WINFIELD ROAD, P. O. BOX 1488, WARRENVILLE, IL 60555
Media Contact:	Roy Wiley	630-753-2627
Investor Contact:	Heather Kos	630-753-2406
Web site:	www.nav-international.com

NAVISTAR SEEKS AMENDMENT TO
ITS $1.5 BILLION CREDIT AGREEMENT

WARRENVILLE, Ill. – July 26, 2006 – Navistar International Corporation (NYSE: NAV) announced today that it is seeking an amendment to its previously announced three year senior unsecured term loan facility totaling $1.5 billion.

On February 22, 2006, Navistar entered into a 3-year senior unsecured term loan facility providing for borrowings in the aggregate principal amount of $1.5 billion, which was arranged by Credit Suisse Securities (USA) LLC and included Banc of America Securities LLC, Banc of America Bridge LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities, Inc. This term loan facility is guaranteed by International Truck and Engine Corporation, the principal operating subsidiary of Navistar. To date, Navistar has borrowed an aggregate of $1,305 million under the term loan facility to refinance a significant portion of its previously outstanding debt securities. In connection therewith, Navistar has eliminated any defaults or alleged defaults that may have existed under certain indentures from its failure to timely file its 2005 Annual Report or Form 10-Qs with the SEC. This amendment to the term loan facility would provide additional flexibility to Navistar, including permitting Navistar to borrow the remaining balance of the loan facility by August 9, 2006 and place such funds in escrow to repay, discharge or otherwise cure any existing default under its outstanding 2.50 percent senior convertible notes by December 21, 2006.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

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Forward Looking Statements

Information provided and statements contained in the presentation that are not purely historical are forward -looking statements. Such forward-looking statements only speak as of the date of the presentation and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006.